FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	(914) 771-3230
Stephen R. Brown Sr. EVP, CFO & Treasurer (914) 771-3212

HUDSON VALLEY HOLDING CORP ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER AND FIRST NINE MONTHS
OF 2010 AND
DECLARES INCREASED CASH DIVIDEND

YONKERS, N.Y. – October 27, 2010 – Hudson Valley Holding Corp. (NASDAQ: HUVL) reported net income of $4.1 million, or $0.25 per diluted share, for the third quarter ending September 30, 2010, compared to a net loss of $10.9 million or $(0.68) per diluted share during the prior quarter and net income of $6.9 million or $0.58 per diluted share during the same period last year.

Net interest income for the parent company of Hudson Valley Bank was $27.3 million in the third quarter 2010, compared to $28.6 million the same period the year prior. Non-interest income was $3.8 million in the third quarter of 2010, compared to $3.3 million the same period the year prior.

Hudson Valley, which serves middle-market commercial customers and their principals in metropolitan New York City and lower Connecticut, significantly improved profitability over the prior quarter, maintained its strong capital position and increased its quarterly dividend by 50 percent to $0.15 per share.

“Third quarter results reflect industry-wide softness in loan demand, partially offset by the early success of our push into the market for high-quality multi-family lending, as well as Hudson Valley’s ability to continue growing core deposits, maintaining a low cost of funds, generating superior net interest margin and running a very efficient operation,” President and Chief Executive Officer James J. Landy said. “We’re also pleased to report excellent progress in executing our strategy for improving the credit quality of our loan portfolio.”

Loans totaled $1.7 billion at September 30, 2010, decreasing 1.8 percent and 5.7 percent from June 30, 2010 and December 31, 2009, respectively. The decrease reflects generally soft loan demand and Hudson Valley’s strategy for improving the credit quality of its portfolio. The decline has been partially offset by Hudson Valley’s efforts to leverage its strong capital position and ample liquidity to make credit available to new and existing customers. For example, the multi-family loan program launched by the bank earlier this year has a very active pipeline, with more than $39 million in new multi-family loans booked and another $28 million in commitments.

Hudson Valley continued to grow core deposits to $2.2 billion at the end of the third quarter of 2010, an increase of 10.0 percent over core deposits of $2.0 billion at the end of the prior year.

Hudson Valley again demonstrated its low cost of deposits, which averaged 51 basis points in the third quarter of 2010, compared to an average of 56 basis points in the second quarter of 2010 and 66 basis points in the third quarter of 2009.

Hudson Valley’s net interest margin was 4.09 percent in the third quarter of 2010, compared to 4.15 percent in the second quarter of 2010 and 4.76 percent in the third quarter of 2009. While remaining superior to most peers, the company’s net interest margin nonetheless reflects the protracted low-interest-rate environment faced by the entire industry.

Portfolio Credit Quality

As previously disclosed, earlier in 2010, Hudson Valley adopted a more aggressive approach to resolving problem loans, accruing $28.5 million in loan loss provisions and recognizing $21.1 million in charge-offs in the second quarter.

For the third quarter of 2010, Hudson Valley booked a $6.6 million provision and recognized charge-offs of $17.4 million.

Hudson Valley reduced total nonperforming loans from $70.0 million at the beginning of the third quarter of 2010 to $42.1 million at September 30. The reduction includes the transfer of $21.9 million in nonperforming loans to loans held-for-sale.

Charge-offs for the third quarter of 2010 were $17.4 million, about $14 million of which was related to the aforementioned loan sale.

“Our sale of nonperforming loans, which we believe had limited potential for productive workouts, is well underway,” Landy said. “This loan sale reduces exposure to future losses. Economically, we expect to be better off by taking the hit today, moving on with these problem loans off our books, and setting ourselves up for much improved portfolio credit quality. We’re comfortable with what we believe is conservative provisioning and our $36.9 million allowance for loan losses, based on our view of the portfolio at the close of the third quarter.”

50 Percent Dividend Increase

The Hudson Valley Board of Directors declared a cash dividend of $0.15 per share payable to all common stock shareholders of record as of the close of business November 8, 2010. The dividend will be distributed to shareholders on or about November 19, 2010.

Third Quarter and Nine Month Review

The company recorded net income for the three month period ended September 30, 2010 of $4.1 million or $0.25 per diluted share, a decrease of $2.8 million compared to net income of $6.9 million or $0.58 per diluted share for the same period in the prior year. The company recorded a net loss for the nine month period ended September 30, 2010 of $2.0 million or $0.13 per diluted share, a decrease of $15.8 million compared to earnings of $13.8 million or $1.16 per diluted share for the same period in the prior year. Per share amounts for the 2009 periods have been adjusted to reflect the effects of the 10 percent stock dividend issued in December 2009.

The declines in earnings resulted primarily from significant increases in the provision for loan losses which totaled $6.6 million and $40.7 million, respectively, for the three and nine month periods ended September 30, 2010, compared to $2.7 million and $17.2 million, respectively, for the same periods in the prior year. Earnings were also adversely affected by real estate owned valuation provisions of $1.4 million and $0.6 million, respectively, in the second and third quarters of 2010. These provisions are reflective of continued weakness in the overall economy which has resulted in the company’s decision to follow a more aggressive strategy for problem asset resolution. The severity of the decline in real estate values has provided new market opportunities for the disposition of distressed assets as investors search for yield in the current low interest rate environment and our more aggressive policy has begun to take advantage of those opportunities. As part of the revised resolution strategy, the company has reevaluated each problem loan and has made a determination of net realizable value based on management’s estimation of the best possible outcome considering the individual characteristics of each asset against the likelihood of resolution with the current borrower, expectations for resolution through the court system, or other available market opportunities.

Total loans decreased $103.8 million during the nine month period ended September 30, 2010. This decline resulted from a number of factors including decreased loan demand, charge-offs, pay downs of existing loans and the transfer of $21.9 million of nonperforming loans to the loans held for sale category in anticipation of the results of loan sales expected to be completed in the fourth quarter of 2010. The company recognized $42.5 million of net charge-offs during the nine month period. The company has continued to experience a slowdown in payments of certain loans, such as construction loans, whose repayment is often dependent on sales of completed properties, as well as additional increases in delinquent and nonperforming loans in other sectors of the loan portfolio, all of which have been adversely impacted by the economic downturn and decline in the real estate market. The company, however, continues to provide lending availability to both new and existing customers.

Nonperforming assets, which include nonaccrual loans, accruing loans delinquent over 90 days and other real estate owned, decreased to $51.5 million at September 30, 2010, compared to $66.7 million at December 31, 2009. The decrease includes the transfer of $21.9 of nonperforming loans to the held for sale category discussed above. Overall asset quality continued to be adversely affected by the current state of the economy and the real estate market. Although there is growing evidence that the current economic downturn may have begun to slowly turn around, increases in delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans continued during the first three quarters of 2010. Despite recent improvement in most economic indicators, the company’s loan portfolio continued to be adversely impacted by the effects of severe declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the limited availability of residential mortgage financing, resulted in continued downward pressure on the overall asset quality of the company’s loan portfolio during the first nine months of 2010. In addition, recent significant increases in filings of bankruptcy and foreclosure proceedings have overloaded the court systems and have resulted in what the company believes to be unacceptable delays in attempts to obtain title to real estate and other collateral through conventional foreclosure. As a result of these factors, since the second quarter of 2010, the company has followed the more aggressive strategy for resolving problem assets discussed above including the anticipated sale of certain nonperforming loans discussed above.

Total deposits increased $201.5 million during the nine month period ended September 30, 2010 as the company continued to experience significant growth in new customers both in existing branches and new branches added during the last two years. Proceeds from deposit growth were used to reduce maturing term borrowings or were retained in liquid investments, principally interest earning bank deposits.

During 2009 and 2010, the company was able to repay maturing long-term borrowings, all of its brokered certificates of deposit and non-customer related short-term borrowings with liquidity provided primarily by core deposit growth and planned utilization of run-off from our investment securities. Additional liquidity from deposit growth was retained in the company’s short-term liquidity portfolios, available to fund future loan growth. With interest rates remaining at historical low levels, this increase in liquidity contributed to margin compression. The net interest margin declined from 4.15 percent in the second quarter of 2010 to 4.09 percent in the third quarter of 2010.

As a result of the aforementioned activity in the company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income declined by $1.6 million or 5.4 percent to $28.0 million for the three month period ended September 30, 2010, compared to $29.6 million for the same period in the prior year. Tax equivalent basis net interest income declined by $2.8 million or 3.2 percent to $85.6 million for the nine month period ended September 30, 2010, compared to $88.4 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.7 million and $2.5 million, respectively, for the three and nine month periods ended September 30, 2010, compared to $1.0 million and $3.2 million, respectively, for the same periods in the prior year.

The company’s non interest income was $3.8 million and $9.3 million, respectively, for the three and nine month periods ended September 30, 2010. This represented increases of $0.5 million or 15.2 percent and $1.5 million or 19.2 percent, respectively, compared to $3.3 million and $7.8 million, respectively, for the same periods in the prior year. These increases were primarily as a result of an increase in investment advisory fees. Fee income from this source increased primarily as a result of the effects of recent improvement in both domestic and international equity markets. Assets under management were approximately $1.3 billion at September 30, 2010 and $1.2 billion at September 30, 2009. The overall increases in non interest income also included growth in deposit service charges. Non interest income also included recognized pre-tax impairment charges on securities available for sale of $0.1 million and $2.4 million, respectively, for the three and nine month periods ended September 30, 2010 and $0.6 million and $4.1 million, respectively, for the same periods in the prior year. The impairment charges were related to the company’s investments in pooled trust preferred securities. The company has decided to hold its investments in pooled trust preferred securities as it does not believe that the current market value estimates for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions many of which are experiencing severe financial difficulties as a result of the current economic downturn. Continuation of these conditions may result in additional impairment charges on these securities in the future. Non interest income for the three and nine month periods ended September 30, 2010 also included $0.6 million and $2.0 million, respectively, of valuation losses on other real estate owned.

Non interest expense was $18.4 million and $55.0 million, respectively, for the three and nine month periods ended September 30, 2010. This represented decreases of $0.5 million or 2.6 percent and $2.0 million or 3.5 percent, respectively, compared to $18.9 million and $57.0 million, respectively, for the same periods in the prior year. Increases in non interest expense resulting from the company’s continued investment in its branch offices, technology and personnel to accommodate growth, the expansion of services and products available to new and existing customers and the upgrading of certain internal processes, were more than offset by cost saving measures implemented by the company during 2009 and 2010. Overall decreases in non interest expense for the nine month period ended September 30, 2010, compared to the same period in the prior year, partially resulted from significantly lower FDIC deposit insurance premiums. Additional premiums imposed by the FDIC in 2009 to replenish shortfalls in the FDIC Insurance Fund have not as yet been imposed to the same degree in 2010. However, additional premium increases and special assessments may continue to be imposed by the FDIC in the future.

Hudson Valley’s capital ratios remain significantly in excess of “well capitalized” levels generally applicable to banks under current regulations. At September 30, 2010, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 15.0 percent, a Tier 1 risk-based capital ratio of 13.7 percent, and a Tier 1 leverage ratio of 9.1 percent.

Conference Call

As previously announced we will be holding a third quarter earnings conference call Wednesday, October 27, 2010 at 10:00 AM EDT — Participant Pass code: 8920297: Domestic (toll free): 1-866-843-0890 or International (toll) +1-412-317-9250.

A replay of the call will be available 1 hour from the close of the conference through November 10, 2010 at 9:00 AM EDT - Replay Pass code: 445065: US Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Participants will be required to state their name and company upon entering call.

The Company webcast will be available live at 10:00 AM EDT, and archived after the call, through our website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based bank with more than $2.8 billion in assets, serving the metropolitan area with 37 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com.

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to September 30, 2010. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2009 and our subsequent Quarterly Reports of Form 10-Q include, but are not limited to, statements regarding:

•	further increases in our non-performing loans and allowance for loan losses;

•	our ability to manage our commercial real estate portfolio;

•	the future performance of our investment portfolio;

•	our opportunities for growth, our plans for expansion (including opening new branches) and the competition we face in attracting and retaining customers;

•	economic conditions generally and in our market area in particular, which may affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our ability to manage interest rate risk;

•	the regulatory environment in which we operate, our regulatory compliance and future regulatory requirements;

•	our intention and ability to maintain regulatory capital above the levels required by the Office of the Comptroller of the Currency, or the OCC, for Hudson Valley Bank and the levels required for us to be “well-capitalized”, or such higher capital levels as may be required;

•	proposed legislative and regulatory action affecting us and the financial services industry;

•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	future Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments;

•	our ability to raise additional capital in the future;

•	potential liabilities under federal and state environmental laws; and

•	limitations on dividends payable by Hudson Valley or Hudson Valley Bank.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended September 30, 2010 and 2009
Dollars in thousands, except per share amounts
Three Months Ended
Sep 30
2010		2009
Interest Income:
Loans, including fees	$26,557	$27,822
Securities:
Taxable	3,354	4,203
Exempt from Federal income taxes	1,321	1,756
Federal funds sold	45	38
Deposits in banks	260	20
Total interest income	31,537	33,839

Interest Expense:
Deposits	3,025	3,541
Securities sold under repurchase agreements and other short-term borrowings	69	73
Other borrowings	1,190	1,579
Total interest expense	4,284	5,193

Net Interest Income	27,253	28,646
Provision for loan losses	6,572	2,732
Net interest income after provision for loan losses	20,681	25,914

Non Interest Income:
Service charges	1,604	1,368
Investment advisory fees	2,162	1,934
Recognized impairment charge on securities available for sale (includes $172 of total gains and $8,450 of total losses in 2010 and 2009, respectively, less $745 of gains and $6,335 of losses on securities available for sale, recognized in other comprehensive income in 2010 and 2009, respectively)	(75)	(597)
Realized gains on securities available for sale, net	75	—
Losses on sales of other real estate owned	(550)	—
Other income	627	636
Total non interest income	3,843	3,341

Non Interest Expense:
Salaries and employee benefits	9,483	9,551
Occupancy	2,108	2,143
Professional services	1,239	1,220
Equipment	1,005	1,233
Business development	480	495
FDIC assessment	1,246	915
Other operating expenses	2,861	3,374
Total non interest expense	18,422	18,931

Income (Loss) Before Income Taxes	6,102	10,324
Income Taxes (Benefit)	2,031	3,426
Net Income (Loss)	$4,071	$6,898

Basic Earnings Per Common Share (1)	$0.25	$0.59
Diluted Earnings Per Common Share (1)	$0.25	$0.58
HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIESCONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)For the nine months ended September 30, 2010 and 2009Dollars in thousands, except per share amounts Nine Months Ended Sep 30 2010 2009 Interest Income:Loans, including fees$81,248 $82,213
Securities:Taxable 10,601 14,133 Exempt from Federal income taxes 4,652 5,945 Federal funds sold 123 62
Deposits in banks 519 32 Total interest income 97,143 102,385 Interest Expense:Deposits 9,679 11,096
Securities sold under repurchase agreements and other short-term borrowings 217 474 Other borrowings 4,128 5,605 Total
interest expense 14,024 17,175 Net Interest Income 83,119	85,210 Provision for loan losses 40,702 17,224 Net interest income after provision for loan losses 42,417 67,986 Non Interest Income:Service charges 5,019 4,373 Investment advisory fees 6,676
5,576 Recognized impairment charge on securities available for sale (includes $2,841 and $11,857 of total losses in 2010 and 2009, respectively, less $483 and
$7,708 of losses on securities available for sale, recognized in other comprehensive income in 2010 and 2009, respectively) (2,358) (4,149)Realized gains on
securities available for sale, net 150 52 Losses on sales of other real estate owned (1,974)	- Other income 1,807
1,976 Total non interest income 9,320 7,828 Non Interest Expense:Salaries and employee benefits 28,863 29,769 Occupancy
6,204 6,148 Professional services 4,103 3,280 Equipment 2,940 3,273 Business development 1,590		1,535
FDIC assessment 3,521 4,554 Other operating expenses	7,793 8,460 Total non interest expense 55,014 57,019 Income
(Loss) Before Income Taxes (3,277) 18,795 Income Taxes (Benefit)	(1,248) 4,995 Net Income (Loss)($2,029)$13,800 Basic Earnings Per
Common Share (1) ($0.13)$1.18 Diluted Earnings Per Common Share (1) ($0.13)$1.16 (1) 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.
HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
September 30, 2010 and December 31, 2009
Dollars in thousands, except per share and share amounts
	Sep 30	Dec 31
	2010	2009

ASSETS
Cash and non interest earning due from banks	$38,123	$39,321
Interest earning deposits in banks	379,879	127,659
Federal funds sold	70,908	51,891
Securities available for sale, at estimated fair value (amortized cost of $466,901 in
2010 and $500,340 in 2009)	474,434	500,635
Securities held to maturity, at amortized cost (estimated fair value of $18,683 in
2010 and $22,728 in 2009)	17,474	21,650
Federal Home Loan Bank of New York (FHLB) stock	7,685	8,470
Loans held for sale	21,864	—
Loans (net of allowance for loan losses of $36,886 in 2010 and $38,645 in 2009)	1,671,730	1,772,645
Accrued interest and other receivables	17,425	15,200
Premises and equipment, net	29,208	30,383
Other real estate owned	9,393	9,211
Deferred income tax, net	23,620	20,957
Bank owned life insurance	25,651	24,458
Goodwill	23,842	23,842
Other intangible assets	2,659	3,276
Other assets	16,164	15,958
TOTAL ASSETS	$2,830,059	$2,665,556

LIABILITIES
Deposits:
Non interest bearing	$768,109	$686,856
Interest bearing	1,605,970	1,485,759
Total deposits	2,374,079	2,172,615
Securities sold under repurchase agreements and other short-term borrowings	43,336	53,121
Other borrowings	102,759	123,782
Accrued interest and other liabilities	22,233	22,360
TOTAL LIABILITIES	2,542,407	2,371,878

STOCKHOLDERS’ EQUITY
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
16,029,124 and 16,016,738 shares in 2010 and 2009, respectively	3,465	3,463
Additional paid-in capital	346,614	346,297
Retained earnings (deficit)	(8,711)	2,294
Accumulated other comprehensive income (loss)	3,848	(812)
Treasury stock, at cost; 1,299,414 shares in 2010 and 2009	(57,564)	(57,564)
Total stockholders’ equity	287,652	293,678

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,830,059	$2,665,556

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended September 30, 2010 and 2009
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended September 30,
		2010			2009
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$373,553	$260	0.28%	$40,573	$20	0.20%
Federal funds sold	84,112	45	0.21%	75,506	38	0.20%
Securities: (1)
Taxable	365,119	3,354	3.67%	378,847	4,203	4.44%
Exempt from federal income taxes	142,292	2,032	5.71%	170,326	2,701	6.34%
Loans, net (2)	1,693,859	26,557	6.27%	1,739,165	27,822	6.40%
Total interest earning assets	2,658,935	32,248	4.85%	2,404,417	34,784	5.79%

Non interest earning assets:
Cash & due from banks	46,877			41,675
Other assets	136,910			115,189
Total non interest earning assets	183,787			156,864

Total assets	$2,842,722			$2,561,281

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$955,296	$2,050	0.86%	$826,877	$2,284	1.10%
Savings	118,399	143	0.48%	103,308	133	0.51%
Time	202,934	609	1.20%	248,905	855	1.37%
Checking with interest	337,006	223	0.26%	270,984	269	0.40%
Securities sold under repo & other s\t borrowings	56,109	69	0.49%	72,275	73	0.40%
Other borrowings	102,760	1,190	4.63%	126,793	1,579	4.98%
Total interest bearing liabilities	1,772,504	4,284	0.97%	1,649,142	5,193	1.26%

Non interest bearing liabilities:
Demand deposits	772,954			691,156
Other liabilities	14,174			25,175
Total non interest bearing liabilities	787,128			716,331

Stockholders’ equity (1)	283,090			195,808
Total liabilities and stockholders’ equity	$2,842,722			$2,561,281

Net interest earnings		$27,964			$29,591
Net yield on interest earning assets			4.21%			4.92%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of
35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the nine months ended September 30, 2010 and 2009
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Nine Months Ended September 30,
		2010			2009
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$291,067	$519	0.24%	$16,705	$32	0.26%
Federal funds sold	78,095	123	0.21%	33,861	62	0.24%
Securities: (1)
Taxable	371,305	10,601	3.81%	428,116	14,133	4.40%
Exempt from federal income taxes	159,258	7,157	5.99%	190,456	9,146	6.40%
Loans, net (2)	1,727,807	81,248	6.27%	1,725,069	82,213	6.35%
Total interest earning assets	2,627,532	99,648	5.06%	2,394,207	105,586	5.88%

Non interest earning assets:
Cash & due from banks	45,898			43,144
Other assets	138,609			117,423
Total non interest earning assets	184,507			160,567

Total assets	$2,812,039			$2,554,774

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$935,851	$6,397	0.91%	$761,283	$6,831	1.20%
Savings	114,520	404	0.47%	99,508	361	0.48%
Time	206,351	1,948	1.26%	276,674	3,136	1.51%
Checking with interest	342,335	930	0.36%	240,378	768	0.43%
Securities sold under repo & other s\t borrowings	60,995	217	0.47%	118,241	474	0.53%
Other borrowings	114,924	4,128	4.79%	164,492	5,605	4.54%
Total interest bearing liabilities	1,774,976	14,024	1.05%	1,660,576	17,175	1.38%

Non interest bearing liabilities:
Demand deposits	728,005			664,914
Other liabilities	18,442			28,997
Total non interest bearing liabilities	746,447			693,911

Stockholders’ equity (1)	290,616			200,287
Total liabilities and stockholders’ equity	$2,812,039			$2,554,774

Net interest earnings		$85,624			$88,411
Net yield on interest earning assets			4.34%			4.92%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of
35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
Non-GAAP disclosures
	Three Months Ended		Nine Months Ended
	Sep 30		Sep 30
	2010	2009	2010	2009
Total interest earning assets:
As reported	$2,663,953	$2,407,514	$2,632,076	$2,394,900
Unrealized gain (loss) on securities
available-for-sale (1)	5,018	3,097	4,544	693

Adjusted total interest earning assets	$2,658,935	$2,404,417	$2,627,532	$2,394,207

Net interest earnings:
As reported	$27,253	$28,645	$83,119	$85,210
Adjustment to tax equivalency basis (2)	711	946	2,505	3,201

Adjusted net interest earnings	$27,964	$29,591	$85,624	$88,411

Net yield on interest earning assets:
As reported	4.09%	4.76%	4.21%	4.74%
Effects of (1) and (2) above	0.12%	0.16%	0.13%	0.18%

Adjusted net interest earnings	4.21%	4.92%	4.34%	4.92%

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Third Quarter 2010
(Dollars in thousands, except per share amounts)

	-	-	-	-
	3 mos end	3 mos end	9 mos end	9 mos end
	Sep 30	Sep 30	Sep 30	Sep 30
	2010	2009	2010	2009

Earnings:
Net Interest Income	$27,253	$28,646	$83,119	$85,210
Non Interest Income	$3,843	$3,341	$9,320	$7,828
Non Interest Expense	$18,422	$18,931	$55,014	$57,019
Net Income (Loss)	$4,071	$6,898	($2,029)	$13,800
Net Interest Margin	4.09%	4.76%	4.21%	4.74%
Net Interest Margin (FTE)	4.21%	4.92%	4.34%	4.92%

Diluted Earnings (Loss) Per Share (1)	$0.25	$0.58	($0.13)	$1.16
Dividends Per Share (1)	$0.10	$0.27	$0.56	$1.06
Return on Average Equity	5.68%	13.95%	-0.92%	9.16%
Return on Average Assets	0.57%	1.08%	-0.10%	0.72%

Average Balances:
Average Assets	$2,847,740	$2,564,378	$2,816,583	$2,555,467
Average Net Loans	$1,693,859	$1,739,165	$1,727,807	$1,725,069
Average Investments	$507,411	$549,173	$530,563	$618,572
Average Interest Earning Assets	$2,663,953	$2,407,514	$2,632,076	$2,394,900
Average Deposits	$2,386,589	$2,141,230	$2,327,062	$2,042,757
Average Borrowings	$158,869	$199,068	$175,919	$282,733
Average Interest Bearing Liabilities	$1,772,504	$1,649,142	$1,774,976	$1,660,576
Average Stockholders’ Equity	$286,849	$197,780	$293,454	$200,807

Asset Quality — During Period:
Provision for loan losses	$6,572	$2,732	$40,702	$17,224
Net Chargeoffs	$16,813	$2,064	$42,460	$4,916
Annualized Net Chargeoffs/Avg Net Loans	3.97%	0.47%	3.28%	0.38%

(1) 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Third Quarter 2010
(Dollars in thousands except per share amounts)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2010	2010	2010	2009	2009

Period End Balances:
Total Assets	$2,830,059	$2,883,239	$2,804,199	$2,665,556	$2,578,790
Total Investments	$491,908	$505,196	$534,846	$522,285	$548,123
Net Loans	$1,671,730	$1,693,083	$1,755,981	$1,772,645	$1,750,917
Goodwill and Other Intangible Assets	$26,501	$26,707	$26,912	$27,118	$24,414
Total Deposits	$2,374,079	$2,411,063	$2,284,938	$2,172,615	$2,169,811
Total Stockholders’ Equity	$287,652	$282,502	$297,002	$293,678	$200,718
Common Shares Outstanding (1)	16,029,164	16,029,164	16,025,792	16,016,738	11,612,209
Book Value Per Share (1)	$17.95	$17.62	$18.53	$18.34	$17.29
Tier 1 Leverage Ratio — HVHC	9.1%	9.0%	9.9%	10.2%	6.9%
Tier 1 Risk Based Capital Ratio — HVHC	13.7%	14.0%	14.2%	13.9%	9.2%
Total Risk Based Capital Ratio — HVHC	15.0%	15.2%	15.4%	15.2%	10.5%
Tier 1 Leverage Ratio — HVB	8.3%	8.1%	8.3%	8.4%	6.9%
Tier 1 Risk Based Capital Ratio — HVB	12.5%	12.6%	11.9%	11.4%	9.2%
Total Risk Based Capital Ratio — HVB	13.7%	13.9%	13.1%	12.7%	10.4%
Loan Categories:
Commercial Real Estate	$788,016	$784,012	$792,447	$783,597	$745,406
Construction	176,223	203,124	247,679	255,660	261,827
Residential	451,344	454,529	445,107	454,532	454,326
Commercial and Industrial	254,506	254,840	265,761	274,860	282,513
Individuals	25,705	29,992	29,361	26,970	26,824
Lease Financing	16,856	17,822	19,569	20,810	19,800
Total Loans	$1,712,650	$1,744,319	$1,799,924	$1,816,429	$1,790,696

Asset Quality — Period End:
Allowance for Loan Losses	$36,886	$47,127	$39,363	$38,645	$34,845
Loans 31-89 Days Past Due Accruing	$9,732	$6,380	$30,934	$32,022	$35,489
Loans 90 Days or More Past Due Accruing	$197	$448	$8,504	$6,941	$20,878
Nonaccrual Loans	$41,918	$69,562	$69,686	$50,590	$39,872
Other Real Estate Owned	$9,393	$5,578	$6,937	$9,211	$5,063
Nonperforming Loans Held For Sale (HFS)	$21,864	$0	$0	$0	$0
Allowance / Total Loans	2.15%	2.70%	2.19%	2.13%	1.95%
Nonaccrual / Total Loans	2.45%	3.99%	3.87%	2.79%	2.23%
Nonaccrual + 90 Day Past Due / Total Loans	2.46%	4.01%	4.34%	3.17%	3.39%
Nonaccrual + OREO / Total Assets	1.81%	2.61%	2.73%	2.24%	1.74%
Nonaccrual + OREO + HFS / Total Assets	2.59%	2.61%	2.73%	2.24%	1.74%

(1) Share and per share amounts for September 2009 have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Third Quarter 2010
(Dollars in thousands except per share amounts)
	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2010	2010	2010	2009	2009

Interest Income	$31,537	$32,510	$33,096	$34,194	$33,839
Interest Expense	4,284	4,830	4,910	5,129	5,193
Net Interest Income	27,253	27,680	28,186	29,065	28,646
Provision for Loan Losses	6,572	28,548	5,582	7,082	2,732
Non Interest Income	3,843	2,684	2,793	2,666	3,341
Non Interest Expense	18,422	18,138	18,454	17,122	18,931
Income (Loss) Before Income Taxes	6,102	(16,322)	6,943	7,527	10,324
Income Taxes (Benefit)	2,031	(5,367)	2,088	2,315	3,426
Net Income (Loss)	$4,071	($10,955)	$4,855	$5,212	$6,898

Diluted Earnings (Loss) per share (1)	$0.25	($0.68)	$0.30	$0.34	$0.58

Net Interest Margin	4.09%	4.15%	4.40%	4.67%	4.76%

Average Cost of Deposits (2)	0.51%	0.56%	0.60%	0.64%	0.66%

(1) Share and per share amounts for September 2009 have been restated to reflect the effects of the 10% stock dividend issued in December 2009.
(2) Includes noninterest bearing deposits